Exhibit 99.1

Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000

NEWS RELEASE

Marsh & McLennan Companies Announces Pricing of $500 Million Senior Notes Offering

NEW YORK, September 24, 2013 — Marsh & McLennan Companies, Inc. (the “Company”) announced today that it has priced $250 million of 2.55% senior notes due 2018 and $250 million of 4.05% senior notes due 2023 (collectively, the “Notes”). The Company intends to use the net proceeds for general corporate purposes, which will include the redemption of $250 million of the outstanding principal amount of its existing 5.75% senior notes due September 2015. The closing of the Notes offering is expected to occur on September 27, 2013, subject to certain customary conditions. Goldman, Sachs & Co., HSBC, BofA Merrill Lynch and Deutsche Bank Securities are acting as joint book-running managers for the offering. Barclays, Citigroup, J.P. Morgan and Morgan Stanley are acting as co-managers for the offering.

An effective shelf registration statement related to the Notes has previously been filed with the Securities and Exchange Commission. The offering and sale of the Notes are being made by means of a prospectus supplement and an accompanying base prospectus related to the offering, copies of which may be obtained from: (i) Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 1-212-902-9316 or email: prospectus-ny@ny.email.gs.com, (ii) HSBC Securities (USA) Inc., by phone (toll free): 1-866-811-8049, (iii) Merrill Lynch, Pierce, Fenner & Smith Incorporated at 222 Broadway, New York NY 10038, Attention: Prospectus Department or by email at dg.prospectus_requests@baml.com or by telephone at 1-800-294-1322 and (iv) Deutsche Bank Securities Inc. at 60 Wall Street, New York, New York 10005, Attention: Prospectus Group or by telephone at 800-503-4611 or by email at prospectus.cpdg@db.com.

This press release does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT MARSH & MCLENNAN COMPANIES

MARSH & McLENNAN COMPANIES (NYSE: MMC) is a global professional services firm offering clients advice and solutions in the areas of risk, strategy, and human capital. MARSH is a global leader in insurance broking and risk management; GUY CARPENTER is a global leader in providing risk and reinsurance intermediary services; MERCER is a global leader in talent, health, retirement, and investment consulting; and OLIVER WYMAN is a global leader in management consulting. Marsh & McLennan Companies’ 54,000 colleagues worldwide provide analysis, advice, and transactional capabilities to clients in more than 100 countries.